FOR IMMEDIATE RELEASE	Exhibit 99.1

May 15, 2007

Citizens Bancshares Corporation Announces First Quarter Net Income

ATLANTA, May 15, 2007/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2007 first quarter earnings for the period ending March 31, 2007.

Net income for the first quarter decreased by $145,000 to $535,000 compared to $680,000 a year earlier.  The decrease in net income is due to a $200,000 judgment against the Company, which the Company is appealing. As a result, net income per diluted share decreased for the first quarter to $0.26 compared to $0.32 for the same period last year.   Excluding the $200,000 accrual, the first quarter 2007 net income would have been consistent with the $680,000 reported a year earlier.

Other highlights of the first quarter of 2007 included:

•                  Total assets increased by $4 million driven by deposit growth.

•                  Total earning assets increased by $3 million driven by a 281 percent increase in interest bearing accounts.

•                  Total deposits increased by $20 million or 8 percent for the period.

•                  The Company reduced its funding from the Federal Home Loan Bank by $16 million.

•                  No provision expense for loan losses was needed for the quarter.

For the first quarter of 2007, management determined that no additions to the provisions for loan losses were necessary compared to $30,000 for the same period in 2006.  The allowance for loan losses was $3 million at March 31, 2007 compared to $3.1 million at December 31, 2006. The Company considered its allowance for loan losses to be adequate.

The Company’s capital position remains strong at March 31, 2007 as both the Company and the Bank’s capital position were defined as “well capitalized” for regulatory purposes.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  With 85 years of history, Citizens Trust Bank ranks in the top 10 of African American owned financial institution with assets of approximately $339 million and financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS. For more information please visit Citizens Trust Bank on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

This news release contains forward-looking statements and comments on outlook. Any number of conditions may occur, which would affect important factors that may materially change expectations. These factors include, but are not limited to, customer trading activity, changes in technology, shifts in competitive patterns, decisions with regard to products and services, changes in revenues and profits, and significant changes in the market environment regionally or nationally.

Contact:

Citizens Bancshares Corporation

Cynthia N. Day, Chief Operating Officer
(404) 575-8306

SOURCE: Citizens Bancshares Corporation